Exhibit 2.3

SMART TECHNOLOGIES INC.

AMENDMENT NO. 1 TO SECURITYHOLDERS AGREEMENT

JANUARY 22, 2013

AMENDMENT NO. 1 TO SECURITYHOLDERS AGREEMENT

This Agreement is made as of the 22nd day of January, 2013 among SMART TECHNOLOGIES INC., an Alberta corporation, IFF HOLDINGS INC., an Alberta corporation, INTEL CORPORATION, a Delaware corporation and SCHOOL S.À.R.L., a Luxembourg body corporate.

RECITALS:

A.	The Parties entered into a securityholders agreement effective the 28th day of June, 2010 (the “Securityholders Agreement”); and

B.	The Parties wish to amend the Securityholders Agreement in accordance with the terms of this Amendment No. 1 to the Securityholders Agreement (the “Amending Agreement”).

In consideration of the covenants and agreements of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties hereby covenant and agree as follows:

1.	Capitalized words used herein but not otherwise defined shall have the meanings ascribed to them in the Securityholders Agreement.

2.	Section 2.1 of the Securityholders Agreement is hereby deleted in its entirety and replaced with the following:

Each Class B Shareholder will Vote to cause the number of directors on the Board of Directors of the Company to be set at eight, and will not direct or encourage its Designee(s) on the Board to effect any action inconsistent with the foregoing.

3.	Except as amended herein all of the terms and conditions of the Securityholders Agreement remain in full force and effect for the term of the Securityholders Agreement and the Securityholders Agreement as amended by this Amending Agreement shall be read, taken and construed as one and the same instrument.

4.	This Amending Agreement shall be binding upon the Parties and their respective successors and permitted assigns.

5.	This Amending Agreement will be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

6.	This Amending Agreement may be signed by the Parties in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement and notwithstanding the date of execution, shall be deemed to bear the date as set forth above. Executed copies of this Amending Agreement may be delivered by electronic transmission and it shall not be necessary to confirm execution by delivery of the originally executed documents.

IN WITNESS WHEREOF the Parties hereto have caused this Amending Agreement to be duly executed as of the date first written above.

	SMART TECHNOLOGIES INC.			INTEL CORPORATION

Per:	/s/ Jeffrey A. Losch		Per:	/s/ Abhay Gadkari
	Name:	Jeffrey A. Losch		Name:	Abhay Gadkari
	Title:	VP, Legal & General Counsel		Title:	Director

	IFF HOLDINGS INC.			SCHOOL S.À.R.L.

Per:	/s/ David Martin		Per:	/s/ Francois Felten
	Name:	David Martin		Name:	Francois Felten
	Title:	Executive Chairman		Title:	Class A Manager

			Per:	/s/ Isabelle Probstel
				Name:	Isabelle Probste
				Title:	Class B Manager